Exhibit 99.1

Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen

Vice President Finance & Treasurer

203-743-8305

ETHAN ALLEN REPORTS RESULTS FOR QUARTER

ENDED MARCH 31, 2013

DANBURY, CT - April 23, 2013 – Ethan Allen Interiors Inc. (NYSE: ETH) today reported operating results for the three months ended March 31, 2013.

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Consolidated net sales for the quarter were $168.1 million, a decrease of 4.4% compared with $175.9 million the prior year which grew 8.0%. The Company’s Retail division net sales of $132.1 million increased 0.5% over the 12.3% growth the prior year. Comparable design center net sales also grew 0.5% this quarter over the 9.4% growth the prior year. Retail division written orders during the quarter were $28 million greater than their net sales during the quarter, but were 2.4% lower than written orders the prior year third quarter which grew 11.0%. Comparable design center written orders were also 2.4% lower than the prior year.

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Adjusted earnings for the quarter grew 50% to $0.21 per diluted share or $6.1 million from $0.14 per diluted share or $4.0 million in the prior year quarter. Year to date adjusted earnings grew 44% to $0.98 per diluted share or $28.5 million from $0.68 per diluted share or $19.7 million the prior period.

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The Company’s retail division adjusted operating profit improved by $7.3 million in the quarter to $0.7 million or 0.6% of net sales on a 0.5% increase in net sales compared to the prior year quarter. Year to date, the retail division adjusted operating profit improved by $18.9 million to $10.3 million or 2.4% of net sales on a 4.2% increase in net sales over the prior year to date.

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Cash and securities as of March 31, 2013 grew to $117.3 million from $99.8 million the prior year while paying $19.6 million in dividends year to date versus $6.0 million the prior year to date period and managing our inventories at $142 million, equal to the prior year. Year to date, we have reduced our inventories by 9% or $13.7 million.

US GAAP net income for the quarter ended March 31, 2013 was $4.4 million or $0.15 per diluted share compared with $27.5 million or $0.94 per diluted share in the prior year quarter which included $23.9 million in non-cash tax benefits. Please refer to the attached reconciliations of our GAAP to non-GAAP measures.

Farooq Kathwari, Chairman and CEO commented, “While our third quarter is historically our seasonally slowest delivered sales quarter, our written and delivered sales growth rates this quarter were affected by several factors including: high prior year prototype product sales, adverse timing of the Easter and Passover holidays falling within the current year quarter, and entering the quarter with lower backlogs due to Hurricane Sandy. This quarter, we also had lower shipments to our retailer in China. While their sales of Ethan Allen products have grown nicely, they had accumulated inventory in anticipation of even higher sales and to support a greater number of design center openings.”

Mr. Kathwari continued, “We have continued to aggressively manage our expenses and are pleased that our adjusted earnings this quarter improved 50% to $0.21 per diluted share. This reflects the leverage of our vertically integrated enterprise which we continue to make more efficient. A loss on the sale of a vacant property and international expansion costs totaling $3.1 million were excluded from the current quarter while $0.5 million manufacturing expansion costs were excluded from the prior year quarter along with normalizing tax adjustments in both periods.”

Mr. Kathwari concluded, “Our focus continues to be on increasing sales. We have major marketing initiatives underway. We are also focused on improving our cash position. We ended the current quarter with a healthy $117.3 million in cash and securities, up $17.5 million versus the prior year, after distributing an $11.8 million special dividend in December 2012 and effectively managing our inventories. We remain cautiously optimistic about our performance in our fourth fiscal quarter and next fiscal year due to the many strong programs already in place and others we will introduce in the coming months.”

Analyst Conference Call

Ethan Allen will conduct a conference call at 11:00 AM (Eastern) on Wednesday, April 24th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors. To participate on the call, dial 866-814-1914 with conference ID# 1608167.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 (the “2012 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2012 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/13	03/31/12	03/31/13	03/31/12

Net sales	$168.1	$175.9	$546.8	$544.1
Gross margin	54.6%	53.6%	54.9%	53.4%
Operating margin	5.2%	4.4%	8.0%	6.5%
Operating margin (excluding special items*)	7.0%	4.7%	9.4%	6.9%
Net income	$4.4	$27.5	$24.3	$42.4
Net income (excluding special items* and unusual income tax effects)	$6.1	$4.0	$28.5	$19.7
Operating cash flow	$26.3	$16.9	$44.4	$27.8
Capital expenditures	$3.0	$8.4	$16.5	$19.8
Acquisitions	$0.0	$0.5	$0.6	$0.5
Treasury stock repurchases (settlement date basis)	$0.0	$0.0	$0.0	$0.8

EBITDA	$13.1	$12.3	$57.3	$49.4
EBITDA as % of net sales	7.8%	7.0%	10.5%	9.1%

EBITDA (excluding special items*)	$16.2	$12.8	$64.6	$51.6
EBITDA as % of net sales (excluding special items*)	9.6%	7.3%	11.8%	9.5%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
	03/31/13	03/31/12	03/31/13	03/31/12
Retail
Net sales	$132.1	$131.4	$433.0	$415.7
Operating margin	-1.7%	-5.0%	1.1%	-2.5%
Operating margin (excluding special items*)	0.6%	-5.0%	2.4%	-2.1%

Wholesale
Net sales	$108.1	$121.0	$327.7	$344.1
Operating margin	11.8%	15.0%	11.5%	14.4%
Operating margin (excluding special items*)	11.9%	15.4%	12.1%	14.4%

* Special items consist of restructuring, impairment, transition charges and other certain items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/13	03/31/12	03/31/13	03/31/12

Net sales	$168,144	$175,861	$546,832	$544,057
Cost of sales	76,359	81,586	246,827	253,678
Gross profit	91,785	94,275	300,005	290,379
Selling, general and administrative expenses	83,125	86,488	256,034	255,016
Operating income	8,660	7,787	43,971	35,363
Interest and other income	(10)	157	192	362
Interest expense	2,195	2,189	6,592	6,814
Income before income taxes	6,455	5,755	37,571	28,911
Income tax expense (benefit)	2,081	(21,793)	13,287	(13,484)
Net income	$4,374	$27,548	$24,284	$42,395

Basic earnings per common share:
Net income per basic share	$0.15	$0.95	$0.84	$1.47
Basic weighted average shares outstanding	28,869	28,857	28,850	28,813

Diluted earnings per common share:
Net income per diluted share	$0.15	$0.94	$0.83	$1.46
Diluted weighted average shares outstanding	29,273	29,236	29,213	29,085

Comprehensive income:
Net income	$4,374	$27,548	$24,284	$42,395
Other comprehensive income
Currency translation adjustment	300	1,774	440	(467)
Other	7	(34)	47	(35)
Other comprehensive income (loss) net of tax	307	1,740	487	(502)
Comprehensive income	$4,681	$29,288	$24,771	$41,893

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31,	June 30,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$83,645	$79,721
Marketable securities	18,176	9,005
Accounts receivable, net	11,344	14,919
Inventories	142,041	155,739
Prepaid expenses & other current assets	22,580	23,408
Total current assets	277,786	282,792

Property, plant and equipment, net	294,080	295,695
Intangible assets, net	45,128	45,128
Restricted cash and investments	15,430	15,416
Other assets	5,882	5,757

Total Assets	$638,306	$644,788

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	469	250
Customer deposits	59,532	65,465
Accounts payable	25,416	27,315
Accrued expenses & other current liabilities	50,239	58,047
Total current liabilities	135,656	151,077

Long-term debt	154,836	154,250
Other long-term liabilities	18,664	17,593
Total liabilities	309,156	322,920

Shareholders' equity	329,150	321,868

Total Liabilities and Shareholders' Equity	$638,306	$644,788

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Nine Months Ended March 31, 2013 and 2012

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net Income / Earnings Per Share
Net income	$4,374	$27,548	$24,284	$42,395
Special items net of related tax effects *	1,968	327	4,683	1,375
Unusual income tax effects	(275)	(23,894)	(426)	(24,037)
Net income (excluding special items* and unusual income tax effects)	$6,067	$3,981	$28,541	$19,733
Basic weighted average shares outstanding	28,869	28,857	28,850	28,813
Earnings per basic share	$0.15	$0.95	$0.84	$1.47
Earnings per basic share (excluding special items* and unusual income tax effects)	$0.21	$0.14	$0.99	$0.68

Diluted weighted average shares outstanding	29,273	29,236	29,213	29,085
Earnings per diluted share	$0.15	$0.94	$0.83	$1.46
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.21	$0.14	$0.98	$0.68

Consolidated Operating Income / Operating Margin
Operating income	$8,660	$7,787	$43,971	$35,363
Add: special items *	3,099	515	7,375	2,165
Operating income (excluding special items*)	$11,759	$8,302	$51,346	$37,528
Net sales	$168,144	$175,861	$546,832	$544,057
Operating margin	5.2%	4.4%	8.0%	6.5%
Operating margin (excluding special items*)	7.0%	4.7%	9.4%	6.9%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$12,754	$18,191	$37,651	$49,584
Add: special items	69	499	1,843	131
Wholesale operating income (excluding special items*)	$12,823	$18,690	$39,494	$49,715
Wholesale net sales	$108,101	$121,044	$327,690	$344,069
Wholesale operating margin	11.8%	15.0%	11.5%	14.4%
Wholesale operating margin (excluding special items*)	11.9%	15.4%	12.1%	14.4%

Retail Operating Income / Operating Margin
Retail operating income (loss)	$(2,283)	$(6,549)	$4,782	$(10,578)
Add: special items	3,030	16	5,532	2,034
Retail operating income (loss) (excluding special items*)	$747	$(6,533)	$10,314	$(8,544)
Retail net sales	$132,056	$131,402	$432,962	$415,687
Retail operating margin	-1.7%	-5.0%	1.1%	-2.5%
Retail operating margin (excluding special items*)	0.6%	-5.0%	2.4%	-2.1%

* Special items consist of restructuring, impairment, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Nine Months Ended March 31, 2013 and 2012

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

EBITDA
Net income	$4,374	$27,548	$24,284	$42,395
Add: interest expense, net	2,054	2,037	6,165	6,419
income tax expense	2,081	(21,793)	13,287	(13,484)
depreciation and amortization	4,548	4,510	13,514	14,092
EBITDA	$13,057	$12,302	$57,250	$49,422
Net sales	$168,144	$175,861	$546,832	$544,057
EBITDA as % of net sales	7.8%	7.0%	10.5%	9.1%

EBITDA	$13,057	$12,302	$57,250	$49,422
Add: special items*	3,099	515	7,375	2,165
EBITDA (excluding special items)	$16,156	$12,817	$64,625	$51,587
Net sales	$168,144	$175,861	$546,832	$544,057
EBITDA as % of net sales (excluding special items)	9.6%	7.3%	11.8%	9.5%

* Special items consist of restructuring, impairment, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.